UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 21, 2009

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change of Control Agreements

On April 21, 2009 the Board of Directors of Rockwell Collins, Inc. (the “Company”) approved updated Change of Control Agreements with the named executive officers and other executive officers of the Company.  Each of these agreements is expected to be signed in June 2009 as the existing agreements expire at the end of June.  The current agreements were approved after reviewing with the independent consultant competitive benchmark data and other considerations. The Company has adopted these agreements to provide executive officers with a strong incentive to remain with the Company if there is a change of control, or the threat of such a transaction, and to maintain a competitive total compensation program.  The agreements also provide for payments to each executive as outlined below if his or her employment is terminated by the acquirer following the change of control.  The payments are subject to a “double trigger” requiring that a change of control occur and a termination, or constructive termination, of employment also occur.

The agreements become effective upon a "change of control" of the Company during the term (which automatically renews annually after the initial three year period unless terminated by the Company at least 60 days in advance of each renewal date).  A “change of control” has been defined as:
•	the acquisition by any individual, entity or group of 20% or more of the combined voting power of our outstanding securities; or
•	a change in the composition of a majority of our board of directors that is not supported by our current board of directors; or
•
a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, that results in a change in the majority of our board of directors or of more than 50% of our shareowners; or

•	approval by our shareowners of the complete liquidation or dissolution of our company.

Each agreement provides for the continuing employment of the executive for two years after the change of control on terms and conditions no less favorable than those in effect before the change of control.  Severance benefits are available after a change of control, if a named executive officer’s employment is terminated by us without "cause" (termination for reasons other than willful nonperformance of duties after written demand or willful engagement of illegal conduct or gross misconduct) or if the executive terminates his or her own employment for "good reason" (including decrease in position, authority, duties or responsibilities, failure to maintain compensation, change in office location by more than 35 miles or certain breaches of the agreement) within that two-year period.  Each named executive officer is entitled to severance benefits equal to three times his or her annual compensation, including bonus, and the value of other retirement, health and welfare benefits for three years.  The executives are entitled to make an election to either (a) incur on his or her own any excise tax imposed by the Internal Revenue Code on these change of control payments if they exceed the safe harbor amount, or (b) have the payments reduced to avoid the excise tax.  The executive is required to waive any claims based upon his termination of employment in exchange for these benefits.  The company does not “gross up” if payments exceed 280G limit.

The foregoing is qualified in its entirety by reference to the form of change of control agreement filed as an exhibit hereto.  The executives that will be parties to these agreements are listed in the separate exhibit filed with this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

10-n-1	Form of Change of Control Agreement between the Company and certain executives of the Company (Three Year Agreement).
10-n-2	Schedule identifying executives of the Company who will be party to the new Change of Control Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

Dated: April 27, 2009	By	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President,
General Counsel and Secretary

Exhibit Index

10-n-1	Form of Change of Control Agreement between the Company and certain executives of the Company (Three Year Agreement).

10-n-2	Schedule identifying executives of the Company who will be party to the new Change of Control Agreement.